UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 9, 2009

LIBERTY GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51360	20-2197030
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Boulevard, Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 220-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Liberty Global, Inc. indirectly owns 100% of UPC Broadband Holding B.V. (UPC Broadband Holding).  Pursuant to an amendment letter, dated June 9, 2009, UPC Broadband Holding’s senior secured bank facility (as amended, the UPC Broadband Holding Bank Facility) has been amended to (i)  include a new definition of EBITDA and (ii) delete the definition of Net Income. The definition of EBITDA has been amended to read as follows (each capitalized term as defined in the UPC Broadband Holding Bank Facility):

“EBITDA means, in relation to any Ratio Period, operating income (expense) plus depreciation, amortisation, non cash stock compensation expenses, other non cash impairment charges, one off reorganisation or restructuring charges, direct acquisition costs, losses (gains) on the sale of operating assets and accrued Management Fees (whether or not paid) for such Ratio Period as reflected in the consolidated statement of operations identified as such in the consolidated financial statements of the Borrower Group, to the extent attributed to the Distribution Business of the Borrower Group and all as determined in accordance with GAAP and (in the case of the Borrower Group or any part of the Borrower Group) as shown in the relevant financial statements prepared and delivered to the Facility Agent pursuant to Clause 16.2(a) or (b) (Financial information) (as the case may be).

For the avoidance of doubt, as a result of US GAAP purchase accounting adjustments, certain deferred revenues on the balance sheet of Cablecom GmbH were required to be written off. The Borrower shall, when calculating EBITDA, have the option to include revenues that would have been recognised had this US GAAP purchase accounting not taken place.”

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Name
4.1	Amendment Letter dated June 9, 2009 among UPC Broadband Holding B.V. and UPC Financing Partnership, as Borrowers, Toronto Dominion (Texas) LLC, as Facility Agent, and the Guarantors listed therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 10, 2009

LIBERTY GLOBAL, INC.

By:	/s/ Randy L. Lazzell
Name:	Randy L. Lazzell
Title:	Vice President

Exhibit Index

Exhibit No.	Name
4.1	Amendment Letter dated June 9, 2009 among UPC Broadband Holding B.V. and UPC Financing Partnership, as Borrowers, Toronto Dominion (Texas) LLC, as Facility Agent, and the Guarantors listed therein.